Exhibit (d)(10)

February 16, 2025

Ladies and Gentlemen:

Reference is hereby made to the Transaction Agreement, dated as of the date hereof, by and among the Global Blue Group Holding AG (the “Company”), and Shift4 Payments, Inc. (“Parent”) (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Transaction Agreement.

Subject to, and conditional upon, the execution and delivery of the Transaction Agreement and solely to the extent necessary for purposes of consummating the transaction contemplated by the Transaction Agreement and the transactions contemplated thereby, each of the undersigned parties hereto agrees as follows:

Rook Holdings, Inc. (“Rook”) shall, and shall cause that Jared Isaacman shall, as promptly as practicable for purposes of obtaining any authorization, consent or approval of a Governmental Entity (including in connection with any governmental filings) for the Required Approvals (as expeditiously as possible and in any event, no later than the End Date) (i) make the appropriate filings and notifications required by all Transaction Approvals (if applicable), (ii) supply as promptly as practicable any additional information that may be reasonably requested under such requirements, (iii) to the extent required from a controlling stockholder in its capacity as such, execute any required documents or undertakings (provided that any such documents or undertakings are either purely informational or limited solely to operational matters relating to Parent and/or the Company, do not in any way otherwise affect Rook, are conditioned on consummation of the Acceptance Time, and are required to be taken by Parent pursuant to the Transaction Agreement) and (iv) timely and reasonably cooperate with the parties to the Transaction Agreement in connection with any such filing or submission to the extent required by the foregoing clauses (i) through (iii).

Article X of the Transaction Agreement shall apply to this letter agreement, mutatis mutandis.

Notwithstanding the foregoing, in the event that the Offer is terminated or withdrawn by Merger Sub or the Transaction Agreement is terminated in accordance with its terms, the agreements set forth in this letter agreement shall forthwith be null and void and of no force or effect.

[Signature Page Follows]

GLOBAL BLUE GROUP HOLDING AG

By:	/s/ Jacques Stern
Name: Jacques Stern Title: Chief Executive Officer

[Signature Page to Letter Agreement]

ROOK HOLDINGS, INC.

By:	/s/ Jared Isaacman
Name: Jared Isaacman
Title: President

[Signature Page to Letter Agreement]